Exhibit 5.1
[COOLEY LLP Letterhead]
December 15, 2010
Cardica, Inc.
900 Saginaw Drive
Redwood City, California 94063
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Cardica, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including the related prospectuses filed with the Registration Statement (the “Prospectuses”), covering the registration for resale of (i) 1,545,108 shares of the Company’s Common Stock issued to the selling stockholders identified in the Prospectuses (the “Shares”), and (ii) up to 4,635,180 shares of the Company’s Common Stock (the “Agreement Shares”) that may be issued from time to time pursuant to a Common Stock Purchase Agreement, dated December 14, 2010, by and between the Company and Aspire Capital Funds, LLC (the “Agreement”).
In connection with this opinion, we have examined (i) the Registration Statement and related prospectuses, (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, and (iii) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
With regard to our opinion in clause (ii) below concerning the Agreement Shares, we have assumed that all Agreement Shares issuable pursuant to the Agreement are issued on the date hereof (notwithstanding any conditions or limitations restricting such exercise or issuance set forth in the Agreement).
Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable and (ii) upon issuance and delivery of the Agreement Shares by the Company in accordance with the terms of the Agreement, including, without limitation, the payment in full of the applicable consideration, the Agreement Shares will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectuses and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, COOLEY LLP
By:	/s/ Suzanne S. Hooper
Suzanne S. Hooper